Exhibit 99.2

HUMAN GENOMESCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES SECOND-QUARTER 2009 FINANCIAL
RESULTS AND KEY DEVELOPMENTS
- New order for 45,000 doses of raxibacumab to bring $151 million in revenue over next three years -
- BENLYSTA™ meets primary endpoint in first of two Phase 3 trials by achieving a statistically significant improvement in patient response rate versus placebo -
ROCKVILLE, Maryland – July 22, 2009 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended June 30, 2009, and provided highlights of recent key developments.
“Both BENLYSTA™ and ZALBIN™ (formerly Albuferon®) continued to make excellent progress toward commercialization in the second quarter of 2009,” said H. Thomas Watkins, President and Chief Executive Officer. “Results of the first of two pivotal Phase 3 trials of BENLYSTA demonstrated that BENLYSTA has the potential to become the first new approved drug in decades for people living with systemic lupus. We and GlaxoSmithKline are on track to have data from our second Phase 3 trial of BENLYSTA in November 2009. We and Novartis have completed our pre-submission meetings with the FDA and European regulatory agencies, and are on track for submission of global marketing applications for ZALBIN in fall 2009. We also received our second order from the U.S. Government for raxibacumab, and expect $151 million from this award over the next three years as deliveries are completed.”

FINANCIAL RESULTS
HGS reported that revenues for the quarter ended June 30, 2009, increased to $26.7 million, compared with revenues of $11.6 million for the same period in 2008. Revenues included $8.9 million recognized upon completion of delivery of raxibacumab (ABthrax™) to the U.S. Strategic National Stockpile, $8.9 million recognized from the ZALBIN agreement with Novartis, $7.2 million recognized from manufacturing and development services, and $1.0 million recognized from the BENLYSTA agreement with GSK.
Net loss for the quarter ended June 30, 2009, decreased to $65.4 million ($0.48 per share), compared with a net loss for the second quarter of 2008 of $80.1 million ($0.59 per share). The lower net loss for the quarter was due primarily to revenue associated with the completion of the raxibacumab delivery and revenue from manufacturing and development services. HGS has previously expensed substantially all of the research, development and manufacturing costs related to meeting the terms of the raxibacumab contract.
For the first six months of 2009, HGS reported revenues of $204.0 million, compared with revenues of $23.8 million for the same period of the previous year. Revenues included $162.7 million from the Company’s raxibacumab contract with the U.S. Government, $17.7 million from the ZALBIN agreement, $10.3 million from manufacturing and development services, and $2.7 million from the BENLYSTA agreement.
The Company reported net income of $64.4 million ($0.47 per share) for the six months ended June 30, 2009, compared with a net loss of $132.8 million ($0.98 per share) for the same period of the previous year. The net income for the six months was due primarily to revenue from the sale and delivery of raxibacumab, revenue from manufacturing and development services, and lower research and development and general and administrative expenses.
Cash decreased by $2.0 million during the first six months of 2009. As of June 30, 2009, cash and investments totaled $370.9 million, of which $301.6 million was unrestricted and available for operations. This compares with cash and investments totaling $372.9 million as of the end of December 31, 2008, of which $303.6 million was unrestricted and available for operations.
“The second quarter of 2009 saw substantial progress,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “Revenues increased substantially over the same quarter of 2008. Our cash position remains strong, and continues to be sufficient to take us through the availability of Phase 3 data, the filing of marketing applications and the launch of our late-stage products.”

HIGHLIGHTS OF RECENT PROGRESS
New Order Received from U.S. Government for Raxibacumab; $151 Million in Revenue Expected over Three-Year Period; Raxibacumab BLA to Receive Priority FDA Review; Data Supporting BLA Published in New England Journal of Medicine
In a separate press release issued earlier today, HGS announced that the U.S. Government has exercised its option to purchase an additional 45,000 doses of raxibacumab for the Strategic National Stockpile, to be delivered over a three-year period, beginning near the end of 2009. HGS expects to receive approximately $151 million from this award as deliveries are completed.
Raxibacumab is a first-in-class treatment for anthrax, and is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
In May 2009, HGS submitted a Biologics License Application (BLA) to the FDA for raxibacumab for the treatment of inhalation anthrax. In July 2009, the FDA notified HGS that the BLA for raxibacumab has been filed and will receive priority review. The Company will receive $10 million under the BARDA contract upon FDA licensure of raxibacumab.
The July 9, 2009 edition of The New England Journal of Medicine published the results of two pivotal animal efficacy studies, which showed the life-saving potential of raxibacumab, as well as the results of human safety studies, which supported the use of raxibacumab in the event of life-threatening inhalation anthrax disease. The data published by the New England Journal were submitted to the FDA in support of the raxibacumab BLA.
BENLYSTA Met Primary Endpoint in First Phase 3 Trial; Data Showed Clinically and Statistically Significant Improvement versus Placebo; First Drug for Lupus to Complete a Phase 3 Trial with Positive Results
On July 20, 2009, HGS and GSK announced that BENLYSTA (belimumab) met the primary efficacy endpoint of superiority versus placebo at Week 52 in BLISS-52, the first of two pivotal Phase 3 trials in patients with serologically positive systemic lupus erythematosus (SLE). The results showed that BENLYSTA plus standard of care achieved a statistically significant improvement in patient response rate at Week 52, compared with standard of care alone. Study results also showed that BENLYSTA was generally well tolerated, with adverse event rates comparable between belimumab and placebo treatment groups. HGS plans a full presentation of BLISS-52 results at an appropriate scientific meeting later in 2009, and is on track to have results from BLISS-76, the second Phase 3 trial in SLE, in November 2009.
BENLYSTA is the first in a new class of drugs called BLyS-specific inhibitors. No new drug for lupus has been approved by regulatory authorities in more than 50 years. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
In June 2009, results through four years of the long-term Phase 2 continuation study of BENLYSTA were presented at the Congress of the European League against Rheumatism (EULAR). The data showed that BENLYSTA was associated with sustained improvement in SLE disease activity and patient response rates, decreased frequency of disease flares and was generally well tolerated through four years on treatment in combination with standard of care in serologically active patients with SLE.
ZALBIN™ Selected as Albinterferon Alfa-2b Brand Name in the United States; Pre-Submission Meetings with Regulatory Authorities Completed – on Track for Fall Submission of Global Marketing Applications; Positive Phase 3 Results in Chronic Hepatitis C Presented at EASL
HGS and Novartis have selected ZALBIN as the brand name for albinterferon-alfa 2b (formerly Albuferon) in the United States. Joulferon® has been selected as the brand name in the rest of the world. These brand names will be subject to confirmation by health authorities at the time of product approval. The companies have also completed pre-submission meetings with the FDA and European regulatory agencies, and are on track for submission of global marketing authorization applications for ZALBIN (Joulferon) in fall 2009.
In April 2009, positive Phase 3 results of ZALBIN in patients with chronic hepatitis C were presented at the 44th annual meeting of the European Association for the Study of the Liver in Copenhagen. Data from two pivotal Phase 3 trials, ACHIEVE 1 and ACHIEVE 2/3, showed that ZALBIN met its primary endpoint of non-inferiority to Pegasys (peginterferon alfa-2a). With half the injections, ZALBIN achieved a rate of sustained virologic response comparable to Pegasys in these studies, with rates of serious and/or severe adverse events that also were comparable. ZALBIN is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
Syncria® Phase 2 Data Show Significant Reduction in Blood Glucose Levels and Provided Weight Loss in Type 2 Diabetes Patients
In June 2009, GSK announced that new Phase 2 data presented at the American Diabetes Association’s 69th Scientific Sessions in New Orleans showed that Syncria® (albiglutide) significantly reduced blood glucose levels and provided weight loss across weekly, biweekly and monthly dosing. Reducing blood sugar is a key part of managing type 2 diabetes, a disease that affects over 250 million people worldwide. GSK has initiated a Phase 3 development program for Syncria, involving multiple clinical trials, to evaluate its efficacy, safety and tolerability in the long-term treatment of type 2 diabetes mellitus.
Syncria is a biological product generated from the genetic fusion of human albumin and modified human GLP-1 peptide, and is designed to act throughout the body to help maintain normal blood-sugar levels and to control appetite. Syncria was created by HGS using its proprietary albumin-fusion technology, and licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million – including $33.0 million received to date – in addition to single-digit royalties on worldwide sales if Syncria is commercialized.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, BENLYSTA™ (belimumab) for lupus and ZALBIN™ (albinterferon alfa-2b, formerly Albuferon®) for hepatitis C. BENLYSTA has successfully met its primary endpoint in the first of two Phase 3 trials in systemic lupus erythematosus, and results of the second BENLYSTA Phase 3 trial are expected in November 2009. ZALBIN has now completed Phase 3 development, and the submission of global marketing applications is expected in fall 2009.
In May 2009, HGS submitted a Biologics License Application to the FDA for raxibacumab (ABthrax™) for the treatment of inhalation anthrax. In July 2009, the Company secured a new purchase order for 45,000 doses of raxibacumab to be delivered to the U.S. Strategic National Stockpile over a three-year period, beginning near the end of 2009. The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development in patients with coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development in patients with type 2 diabetes.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, ABthrax, Albuferon, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions, and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, while the Company has completed shipment of the initial order of raxibacumab to the U.S. Strategic National Stockpile, the Company will continue to face risks related to FDA’s approval of the Company’s Biologics License Application for raxibacumab. If the Company is unable to meet requirements associated with the raxibacumab contract, future revenues from the sale of raxibacumab to the U.S. Government will not occur. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2009	2008(a)	2009	2008(a)
	(dollars in thousands, except share and per share amounts)
Revenue:
Product sales	$8,612	$—	$136,381	$—
Manufacturing and development services	7,510	—	36,626	—
Research and development collaborative agreements	10,559	11,567	30,951	23,842

Total revenue	26,681	11,567	203,958	23,842

Costs and expenses:
Cost of product sales	6,391	—	14,569	—
Cost of manufacturing and development services	6,558	—	9,909	—
Research and development expenses	42,910	67,592	96,586	140,283
General and administrative expenses	12,802	14,332	27,080	30,343
Facility-related exit costs	11,434	—	11,434	—

Total costs and expenses (b)	80,095	81,924	159,578	170,626

Income (loss) from operations	(53,414)	(70,357)	44,380	(146,784)
Investment income	2,920	5,888	7,217	12,595
Interest expense	(13,819)	(15,638)	(29,549)	(31,155)
Gain on extinguishment of debt	—	—	38,873	—
Gain on sale of long-term equity investment	—	—	5,259	32,518
Charge for impaired investment	(1,250)	—	(1,250)	—
Other income (expense)	152	—	(528)	—

Income (loss) before taxes	(65,411)	(80,107)	64,402	(132,826)
Provision for income taxes	—	—	—	—

Net income (loss)	$(65,411)	$(80,107)	$64,402	$(132,826)

Basic net income (loss) per share	$(0.48)	$(0.59)	$0.47	$(0.98)

Diluted net income (loss) per share	$(0.48)	$(0.59)	$0.47	$(0.98)

Weighted average shares outstanding, basic	135,825,716	135,341,265	135,801,881	135,310,548

Weighted average shares outstanding, diluted	135,825,716	135,341,265	136,879,538	135,310,548

(a)	HGS adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) effective January 1, 2009, which required adjustment to prior period financial statements, as applicable. Research and development expenses, interest expense, net loss and net loss per share (basic and diluted) as previously reported for the three months ended June 30, 2008 were $67,455, $9,858, $74,190 and $0.55, respectively. Research and development expenses, interest expense, net loss and net loss per share (basic and diluted) as previously reported for the six months ended June 30, 2008 were $140,009, $19,709, $121,106 and $0.90, respectively.

(b)	Includes stock-based compensation expense of $3,386 ($0.02 per basic and diluted share) and $4,841 ($0.04 per basic and diluted share) for the three months ended June 30, 2009 and 2008, respectively. Includes stock-based compensation expense of $6,320 ($0.05 per basic and diluted share) and $9,304 ($0.07 per basic and diluted share) for the six months ended June 30, 2009 and 2008, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2009	December 31, 2008 (c)
	(dollars in thousands)
Cash, cash equivalents and investments (d)	$370,934	$372,939
Total assets (d)	670,075	686,832
Convertible subordinated debt (e)	339,034	417,597
Lease financing	247,622	246,477
Total stockholders’ deficit	(55,505)	(136,304)

(c)	As noted in footnote (a) above, FSP APB 14-1 required adjustment to prior period financial statements. Total assets, convertible subordinated debt, and total stockholders’ deficit as previously reported were $674,164, $510,000, and $241,375 as of December 31, 2008.

(d)	Includes $69,346 and $69,360 in restricted investments at June 30, 2009 and December 31, 2008, respectively.

(e)	Convertible subordinated debt is net of unamortized debt discount of $64,816 and $92,403 as of June 30, 2009 and December 31, 2008, respectively. Convertible subordinated debt at face value is $403,850 and $510,000 as of June 30, 2009 and December 31, 2008, respectively.
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